EXHIBIT 99. 2

For Immediate Release
Contact: Ken F. Parsons, Sr. - Chairman / CEO
(360) 459-1100
(360) 459-0137 (Fax)

Venture Financial Group, Inc. Announces Cash Dividend

Olympia, Wash. April 20, 2006 - Venture Financial Group, Inc., parent company of Venture Bank, announced that on April 19, 2006, the Board of Directors declared a cash dividend of $.07 per share payable May 12, 2006 to all shareholders of record as of May 1, 2006. The declared dividend marks the twenty-ninth consecutive quarterly dividend to be paid.

Venture Bank, with 17 financial centers in four western Washington counties offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products, and other banking services. The bank also provides a broad range of investment services through its subsidiary Venture Wealth Management, Inc. Further information about the bank may be found on the Internet at www.venture-bank.com.